Exhibit 99.1

SUNOPTA ANNOUNCES RECORD THIRD QUARTER AND YEAR-TO-DATE EARNINGS

TORONTO—November 6, 2012 – SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the third quarter ended September 29, 2012. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2012 Highlights:

  Revenues increased to $279.3 million, an increase of 8.7% versus Q3 2011
  Operating income increased to $12.7 million, an increase of 72% versus Q3 2011
  Operating margin increased to 4.5% of revenues versus 2.9% in Q3 2011
  Earnings of $5.8 million, an increase of 72% versus Q3 2011 and a record for the Company
  Earnings per diluted common share increased to a record $0.09 versus $0.05 in Q3 2011
  EBITDA increased to $17.8 million, an increase of 50.5% versus Q3 2011

“We are very pleased with our third quarter financial results, reflecting higher revenues and a 72% increase in both operating income and earnings versus the prior year,” commented Steve Bromley, SunOpta’s Chief Executive Officer. “We continue to execute on our core strategies focused on streamlining our organization, growing our value-added packaged foods and ingredients portfolio, and leveraging our existing platform. We are pleased with our progress to-date and remain confident in our opportunities to grow our global integrated natural and organic foods platform.”

Third Quarter 2012 Results

Revenues for the third quarter increased 8.7% to $279.3 million as compared to $257.0 million in the third quarter of 2011. Excluding the impact of changes including foreign exchange rates, commodity-related pricing, acquisitions and rationalized product lines, revenues increased approximately 6% on a consolidated basis versus the prior year. The increase in consolidated revenues in the third quarter was driven by strong growth across integrated grains-based food product categories within SunOpta Foods and higher sales within Opta Minerals Inc. as a result of recent acquisitions. These increases were somewhat offset by the effect of lower fiber and fruit ingredients sales and decreased revenues in the Company's European organic ingredients operation.

Operating income1 increased 72.4% to $12.7 million, or 4.5% of revenues, for the third quarter of 2012 as compared to $7.4 million, or 2.9% of revenues, for the same period last year. This increase was led by a significant improvement in operating income in the Grains and Foods Group versus the prior year as a result of increased volumes of aseptically packaged grains-based beverages and strong organic grains and feedstuff sales, as well as significantly improved results in Opta Minerals and reduced selling, general and administrative costs due in part to streamlining and rationalizations completed over the past year.

Earnings for the third quarter of 2012 were $5.8 million, or $0.09 per diluted common share, as compared to $3.4 million, or $0.05 per diluted common share, for the third quarter of 2011. These earnings are a third quarter record for the Company after excluding certain non-recurring items in prior years. Third quarter earnings include the impact of approximately $0.9 million in pre-tax severance, acquisition and start-up costs ($0.5 million after-tax).

For the quarter ended September 30, 2012, the Company realized EBITDA1 of $17.8 million as compared to $11.9 million for the third quarter of 2011, a year-over-year increase of 50.5% .

The effective tax rate for the third quarter of 2012 was 39.1% as compared to 27.3% in the third quarter of 2011. The increase in the effective tax rate is primarily a result of increased earnings in higher tax jurisdictions in 2012 and the net effect of certain tax credits that were realized in the third quarter of 2011.

Year-to-Date 2012 Results

For the first three quarters of 2012 revenues increased 5.6% to $821.0 million versus revenues of $777.5 million in the same period last year. Excluding the impact of changes including foreign exchange rates, commodity-related pricing, acquisitions and rationalized product lines, revenues increased approximately 5% on a consolidated basis. The increase in consolidated revenues for the first three quarters was driven by strong growth within integrated packaged food product categories and higher sales within Opta Minerals Inc. as a result of recent acquisitions. Those increases were somewhat offset by the effect of lower fiber and fruit ingredients sales and decreased revenues in the Company's European organic ingredients operation.

Operating income1 for the first three quarters increased to $39.8 million, or 4.9% of revenues, versus $28.9 million, or 3.7% of revenues, in the prior year, a year-over-year increase of 37.9% . This increase was primarily led by improved operating income in the Grains and Foods Group and Opta Minerals versus the prior year.

For the three quarters ended September 29, 2012, the Company reported earnings of $19.8 million, or $0.30 per diluted common share, as compared to earnings of $12.8 million, or $0.19 per diluted common share, for the same period last year, a year-over-year increase of 54.4% . Excluding discontinued operations, earnings were $18.6 million, or $0.28 per diluted common share, versus $14.8 million, or $0.22 per diluted common, share in the prior year. Included in earnings for the first three quarters of 2012 were approximately $3.1 million in pre-tax severance, acquisition and start-up costs ($1.9 million after-tax), offset by a $0.7 million after-tax gain on the sale of Purity Life Natural Health Products and approximately $0.5 million in tax adjustments that lowered the Company's effective tax rate.

The effective tax rate for the first three quarters of 2012 was 34.0% as compared to 35.2% in 2011.

For the first three quarters of 2012, the Company realized EBITDA1 of $54.8 million as compared to $42.2 million for the nine months ended October 1, 2011, a year-over-year increase of 29.7% .

Balance Sheet

The Company’s balance sheet remains strong, and shareholders’ equity increased to $320.2 million as of September 29, 2012. At the end of the third quarter of 2012, the Company's balance sheet reflects a current ratio of 1.51 to 1.00, and a total debt to equity ratio of 0.52 to 1.00. At September 29, 2012, the Company had total debt outstanding of $165.0 million, total assets of $669.3 million and a net book value of $4.85 per outstanding share. For the first three quarters of 2012, the Company generated cash from operating activities of $38.0 million versus cash used in operating activities of $2.7 million in the prior year, indicative of improved earnings and improved cash provided by working capital.

Conference Call Information

The Company plans to host a conference call at 10:00 AM Eastern Time on Wednesday, November 7, 2012 to discuss the third quarter financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at the Company's website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number (877) 312-9198 or international dial-in number (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the Company's website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The company has two non-core holdings, a 66.2% ownership position in Opta Minerals Inc., listed on the Toronto Stock Exchange, a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our continued focus on our core strategies and opportunities to grow our global integrated natural and organic foods platform. The terms and phrases “continue”, “remain confident”, “improve” and “execute”, and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, potential failure of product development, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.
Rob McKeracher, Vice President & CFO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter ended September 29, 2012 and October 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended	Quarter ended
	September 29, 2012	October 1, 2011	Change
	$	$	%
Revenues	279,339	257,011	8.7%

Cost of goods sold	246,158	226,990	8.4%

Gross profit	33,181	30,021	10.5%

Selling, general and administrative expenses	19,395	20,591	-5.8%
Intangible asset amortization	1,225	1,045	17.2%
Other expense, net	264	7	3671.4%
Foreign exchange (gain) loss	(130)	1,022	-112.7%

Earnings from continuing operations before the following	12,427	7,356	68.9%

Interest expense, net	2,339	2,033	15.1%

Earnings from continuing operations before income taxes	10,088	5,323	89.5%

Provision for income taxes	3,947	1,451	172.0%

Earnings from continuing operations	6,141	3,872	58.6%

Discontinued operations
Earnings (loss) from discontinued operations, net of taxes	112	(433)	n/a
Gain on sale of discontinued operations, net of taxes	-	71	n/a

Earnings (loss) from discontinued operations, net of taxes	112	(362)	130.9%

Earnings	6,253	3,510	78.1%

Earnings attributable to non-controlling interests	449	144	211.8%

Earnings attributable to SunOpta Inc.	5,804	3,366	72.4%

Earnings (loss) per share - basic
-from continuing operations	0.09	0.06
-from discontinued operations	-	(0.01)
	0.09	0.05
Earnings (loss) per share - diluted
-from continuing operations	0.09	0.06
-from discontinued operations	-	(0.01)
	0.09	0.05

SunOpta Inc.
Consolidated Statements of Operations
For the three quarters ended September 29, 2012 and October 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Three quarters ended	Three quarters ended
	September 29, 2012	October 1, 2011	Change
	$	$	%
Revenues	820,975	777,549	5.6%

Cost of goods sold	716,220	682,916	4.9%

Gross profit	104,755	94,633	10.7%

Selling, general and administrative expenses	61,911	61,497	0.7%
Intangible asset amortization	3,653	3,078	18.7%
Other expense (income), net	2,006	(2,887)	169.5%
Foreign exchange (gain) loss	(629)	1,176	-153.5%

Earnings from continuing operations before the following	37,814	31,769	19.0%

Interest expense, net	7,480	6,537	14.4%

Earnings from continuing operations before income taxes	30,334	25,232	20.2%

Provision for income taxes	10,302	8,875	16.1%

Earnings from continuing operations	20,032	16,357	22.5%

Discontinued operations
Earnings (loss) from discontinued operations, net of taxes	517	(2,057)	n/a
Gain on sale of discontinued operations, net of taxes	676	71	n/a

Earnings (loss) from discontinued operations, net of income taxes	1,193	(1,986)	160.1%

Earnings	21,225	14,371	47.7%

Earnings attributable to non-controlling interests	1,384	1,523	-9.1%

Earnings attributable to SunOpta Inc.	19,841	12,848	54.4%

Earnings (loss) per share – basic
-from continuing operations	0.28	0.23
-from discontinued operations	0.02	(0.03)
	0.30	0.20
Earnings (loss) per share – diluted
-from continuing operations	0.28	0.22
-from discontinued operations	0.02	(0.03)
	0.30	0.19

SunOpta Inc.
Consolidated Balance Sheets
As at September 29, 2012 and December 31, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	September 29, 2012	December 31, 2011
	$	$

ASSETS

Current assets
Cash and cash equivalents	4,187	2,378
Accounts receivable	115,979	88,898
Inventories	224,556	228,455
Prepaid expenses and other current assets	22,851	21,378
Current income taxes recoverable	1,106	1,503
Deferred income taxes	4,946	4,773
Current assets held for sale	-	17,923
	373,625	365,308

Investments	33,845	33,845
Property, plant and equipment	135,709	120,584
Goodwill	57,008	49,387
Intangible assets	54,416	48,035
Deferred income taxes	12,435	11,751
Other assets	2,270	1,854
Non-current assets held for sale	-	739

	669,308	631,503

LIABILITIES

Current liabilities
Bank indebtedness	111,237	109,718
Accounts payable and accrued liabilities	118,928	114,308
Customer and other deposits	3,493	843
Income taxes payable	3,117	1,229
Other current liabilities	3,809	1,419
Current portion of long-term debt	5,924	35,198
Current portion of long-term liabilities	569	995
Current liabilities held for sale	-	5,920
	247,077	269,630

Long-term debt	47,836	17,066
Long-term liabilities	6,586	5,586
Deferred income taxes	30,689	24,273
	332,188	316,555

EQUITY
SunOpta Inc. shareholders’ equity
Capital Stock	182,916	182,108
65,977,814 common shares (December 31, 2011 - 65,796,398)
Additional paid in capital	16,147	14,134
Retained earnings	120,349	100,508
Accumulated other comprehensive income	795	2,382
	320,207	299,132
Non-controlling interest	16,913	15,816
Total equity	337,120	314,948

	669,308	631,503

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter ended September 29, 2012 and October 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended	Quarter ended
	September 29, 2012	October 1, 2011
	$	$

Cash provided by (used in)
Operating activities
Earnings	6,253	3,510
Earnings (loss) from discontinued operations	112	(362)
Earnings from continuing operations	6,141	3,872
Items not affecting cash
Depreciation and amortization	5,155	4,497
Unrealized gain on foreign exchange	(76)	(991)
Deferred income taxes	(639)	1,114
Stock-based compensation	713	555
Loss on sale of property, plant and equipment	-	584
Unrealized (gain) loss on derivative instruments	(3,075)	646
Other	508	375
Changes in non-cash working capital, net of business acquired	7,462	990
Net cash flows from operations - continuing operations	16,189	11,642
Net cash flows from operations - discontinued operations	313	(903)
	16,502	10,739
Investing activities
Acquisition of business, net of cash acquired	(11,644)	(2,500)
Purchases of property, plant and equipment	(5,709)	(6,082)
Payment of contingent consideration	(61)	-
Purchases of intangible assets	(56)	-
Other	122	411
Net cash flows from investing activities - continuing operations	(17,348)	(8,171)
Net cash flows from investing activities - discontinued operations	-	(318)
	(17,348)	(8,489)
Financing activities
Increase in line of credit facilities	56,959	4,759
Repayment of line of credit facilities	(45,295)	-
Borrowings under long-term debt	15,234	1,875
Repayment of long-term debt	(24,136)	(6,697)
Financing costs	(1,315)	-
Proceeds from the issuance of common shares	257	242
Other	53	(19)
Net cash flows from financing activities - continuing operations	1,757	160
Foreign exchange gain (loss) on cash held in a foreign currency	29	(457)
Increase in cash and cash equivalents during the period	940	1,953
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	212
Cash and cash equivalents - beginning of the period	3,247	5,361
Cash and cash equivalents - end of the period	4,187	7,526

SunOpta Inc.
Consolidated Statements of Cash Flows
For the three quarters ended September 29, 2012 and October 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	Three quarters ended	Three quarters ended
	September 29, 2012	October 1, 2011
	$	$

Cash provided by (used in)
Operating activities
Earnings	21,225	14,371
Earnings (loss) from discontinued operations	1,193	(1,986)
Earnings from continuing operations	20,032	16,357
Items not affecting cash
Depreciation and amortization	14,946	13,354
Unrealized gain on foreign exchange	(169)	(22)
Deferred income taxes	3,077	5,835
Stock-based compensation	2,041	1,536
Gain on sale of property, plant and equipment	-	(3,240)
Unrealized gain on derivative instruments	(1,178)	(3,272)
Other	1,217	310
Changes in non-cash working capital, net of business acquired	(1,921)	(31,903)
Net cash flows from operations - continuing operations	38,045	(1,045)
Net cash flows from operations - discontinued operations	(3)	(1,638)
	38,042	(2,683)
Investing activities
Acquisition of businesses, net of cash acquired	(29,174)	(2,500)
Purchases of property, plant and equipment	(17,623)	(15,256)
Proceeds on sale of property, plant and equipment	-	2,773
Payment of contingent consideration	(388)	-
Purchases of intangible assets	(81)	(67)
Other	(84)	(30)
Net cash from investing activities - continuing operations	(47,350)	(15,080)
Net cash flows from investing activities - discontinued operations	12,134	(388)
	(35,216)	(15,468)
Financing activities
Increase in line of credit facilities	46,434	33,186
Repayment of line of credit facilities	(45,296)	-
Borrowings under long-term debt	34,607	1,912
Repayment of long-term debt	(34,959)	(13,423)
Financing costs	(2,490)	(186)
Proceeds from the issuance of common shares	680	989
Other	24	802
Net cash from financing activities - continuing operations	(1,000)	23,280
Foreign exchange gain (loss) on cash held in a foreign currency	(17)	(246)
Increase in cash and cash equivalents during the period	1,809	4,883
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	308
Cash and cash equivalents - beginning of the period	2,378	2,335
Cash and cash equivalents - end of the period	4,187	7,526

SunOpta Inc.
Segmented Information
For the quarter ended September 29, 2012 and October 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars)

Quarter ended
September 29, 2012
	SunOpta		Corporate
	Foods	Opta Minerals	Services	Consolidated
	$	$	$	$
Total revenues from external customers	246,359	32,980	-	279,339

Segment operating income (loss)	10,835	3,280	(1,424)	12,691

SunOpta Foods has the following segmented reporting:

Quarter ended
September 29, 2012
	Grains and		Consumer	International	SunOpta
	Foods	Ingredients	Products	Foods	Foods
	$	$	$	$	$
Total revenues from external customers	139,917	20,273	41,636	44,533	246,359

Segment operating income (loss)	8,780	878	(544)	1,721	10,835

Quarter ended
October 1, 2011
	SunOpta		Corporate
	Foods	Opta Minerals	Services	Consolidated
	$	$	$	$
Total revenues from external customers	232,909	24,102	-	257,011

Segment operating income (loss)	8,563	1,606	(2,806)	7,363

SunOpta Foods has the following segmented reporting:

Quarter ended
October 1, 2011
	Grains and		Consumer	International	SunOpta
	Foods	Ingredients	Products	Foods	Foods
	$	$	$	$	$
Total revenues from external customers	121,596	21,966	42,066	47,281	232,909

Segment operating income	4,394	2,065	205	1,899	8,563

(Segment operating income (loss) is defined as "Earnings from continuing operations before the following" excluding the impact of "Other expense (income), net".)

SunOpta Inc.
Segmented Information
For the three quarters ended September 29, 2012 and October 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars)

Three quarters ended
September 29, 2012
	SunOpta		Corporate
	Foods	Opta Minerals	Services	Consolidated
	$	$	$	$
Total revenues from external customers	728,449	92,526	-	820,975

Segment operating income (loss)	36,423	8,178	(4,781)	39,820

SunOpta Foods has the following segmented reporting:

Three quarters ended
September 29, 2012
	Grains and		Consumer	International	SunOpta
	Foods	Ingredients	Products	Foods	Foods
	$	$	$	$	$
Total revenues from external customers	397,096	62,408	135,879	133,066	728,449

Segment operating income (loss)	27,662	2,946	(549)	6,364	36,423

Three quarters ended
October 1, 2011
	SunOpta		Corporate
	Foods	Opta Minerals	Services	Consolidated
	$	$	$	$
Total revenues from external customers	707,054	70,495	-	777,549

Segment operating income (loss)	29,835	6,216	(7,169)	28,882

SunOpta Foods has the following segmented reporting:

Three quarters ended
October 1, 2011
	Grains and		Consumer	International	SunOpta
	Foods	Ingredients	Products	Foods	Foods
	$	$	$	$	$
Total revenues from external customers	361,971	71,602	125,757	147,724	707,054

Segment operating income (loss)	15,962	6,692	(151)	7,332	29,835

(Segment operating income (loss) is defined as "Earnings from continuing operations before the following" excluding the impact of "Other expense (income), net".)

1Non-GAAP Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding Operating Income and Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of Operating Income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

The Company defines Operating Income as “Earnings from continuing operations before the following” excluding the impact of “Other expense (income), net”; and EBITDA as Operating Income plus depreciation and amortization. The following is a tabular presentation of Operating Income and EBITDA, including a reconciliation to GAAP earnings, which the Company believes to be the most directly comparable GAAP financial measure:

	Quarter ended	Quarter ended
	September 29, 2012	October 1, 2011
	$	$

Earnings from continuing operations	6,141	3,872

Provision for income taxes	3,947	1,451
Interest expense, net	2,339	2,033
Other expense, net	264	7
Operating income	12,691	7,363
Depreciation and amortization	5,155	4,497
Earnings before interest, taxes, depreciation and amortization (EBITDA)	17,846	11,860

	Three quarters ended	Three quarters ended
	September 29, 2012	October 1, 2011
	$	$

Earnings from continuing operations	20,032	16,357

Provision for income taxes	10,302	8,875
Interest expense, net	7,480	6,537
Other expense (income), net	2,006	(2,887)
Operating income	39,820	28,882
Depreciation and amortization	14,946	13,354
Earnings before interest, taxes, depreciation and amortization (EBITDA)	54,766	42,236